                                                                               .
                                                                               .
                                                                               .

                                                                      EXHIBIT 12

DOLE FOOD COMPANY, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(IN THOUSANDS, EXCEPT FOR RATIO DATA)


                                 THREE
                               QUARTERS       QUARTER
                                 ENDED         ENDED                         FISCAL YEARS ENDED
                               ----------     ---------     ------------------------------------------------------
                               JANUARY 3,     MARCH 22,     DECEMBER 28,  DECEMBER 29,  DECEMBER 30,    JANUARY 1,
                                 2004           2003           2002           2001         2000            2000
                               ---------      ---------     -----------   ------------  ------------    ----------
Income (loss) from
  continuing operations
  before cumulative
  effect of change in
  accounting principle
  and income taxes             $   29,629     $  73,888       $ 209,987     $  (7,730)    $  55,637     $  19,789

Fixed charges from
  continuing operations           149,783        27,149         117,323       112,750       139,632       141,118
                               ----------     ---------       ---------     ---------     ---------     ---------
                               $  179,412     $ 101,037       $ 327,310     $ 105,020     $ 195,269     $ 160,907
                               ==========     =========       =========     =========     =========     =========

FIXED CHARGES FROM
  CONTINUING OPERATIONS:

Interest expense               $  117,056     $  19,273       $  79,169     $  69,307     $  89,030     $  84,508
Amortization of debt
  expense and discounts             7,435           374           1,721         1,401         1,415         1,357
Assumed interest element
  included in rent expense         25,292         7,502          36,433        42,042        49,187        55,253
                               ----------     ---------       ---------     ---------     ---------     ---------
     Total fixed charges
       from continuing
       operations              $  149,783     $  27,149       $ 117,323     $ 112,750     $ 139,632     $ 141,118
                               ==========     =========       =========     =========     =========     =========

Ratio of earnings to fixed
  charges(A)                         1.20  X       3.72  X         2.79  X       0.93  X       1.40  X       1.14  X

--------------

(A) Due to the Company's loss from continuing operations in 2001, the ratio coverage was less than 1:1. The Company must generate additional earnings of $7,730 to achieve a coverage of 1:1.